     As filed with the Securities and Exchange Commission on September 14, 2009
     Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Oxford Industries, Inc.
(Exact name of registrant as specified in its charter)

Georgia	58-0831862
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
222 Piedmont Avenue, N.E., Atlanta, Georgia 30308
(Address of principal executive offices) (Zip code)
Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan
(Full title of the plan)
Thomas E. Campbell
Senior Vice President-Law, General Counsel and Secretary
222 Piedmont Avenue, N.E.
Atlanta, Georgia 30308
(Name and address of agent for service)
(404) 659-2424
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum
Title of securities	Amount to be	offering price	Proposed maximum	Amount of
to be registered	registered	per share	aggregate offering price	registration fee
Common Stock, par value $1.00 per share	1,000,000 shares(1)	$18.975(2)	$18,975,000(2)	$1,058.81

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of additional shares that may be offered and issued to prevent dilution resulting from stock splits, stock dividends or similar transactions as provided in the Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan.

(2)	Estimated solely for the purpose of calculating the registration fee, in accordance with Rule 457(c) and (h)(1) under the Securities Act of 1933, as amended, on the basis of the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on September 11, 2009.

EXPLANATORY NOTE
Oxford Industries, Inc. (the “Registrant”) filed a Registration Statement on Form S-8 on December 22, 2004 (Registration No. 333-121538) (the “Prior Registration Statement”) to register under the Securities Act of 1933, as amended, 2,663,371 shares of the Registrant’s common stock, par value $1.00 per share (“Common Stock”), issuable pursuant to the Oxford Industries, Inc. Long-Term Stock Incentive Plan (the “LTIP”).
Upon its approval by the Registrant’s shareholders on October 4, 2004, the LTIP became the exclusive plan of the Registrant for the grant of stock options and restricted stock. The 2,663,371 shares of Common Stock issuable under the LTIP at that time and registered by the Prior Registration Statement were comprised of (1) 1,663,371 shares of Common Stock which remained available for grant under the Registrant’s then-existing stock option and restricted stock plans and (2) 1,000,000 additional shares of Common Stock specifically reserved for issuance under the LTIP. On September 26, 2006, the Board of Directors of the Registrant approved an amendment to the LTIP which reduced the number of shares of Common Stock which could be issued to LTIP participants over the life of the LTIP from an aggregate of 2,663,371 shares to an aggregate of 1,000,000 shares (including shares previously granted under the LTIP).
On June 15, 2009, the Registrant’s shareholders approved an increase in the number of shares of Common Stock which may be issued to employees and directors of the Registrant and employees of certain subsidiaries of the Registrant pursuant to the LTIP from 1,000,000 shares to 2,000,000 shares. The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) pursuant to and in accordance with General Instruction E of Form S-8 to register such additional shares of Common Stock. The contents of the Prior Registration Statement are incorporated herein by reference, except as the same may be modified by the information set forth herein.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents previously filed with the U.S. Securities and Exchange Commission are incorporated by reference in this Registration Statement:
•	the Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009;

•	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended May 2, 2009, filed on June 10, 2009;

•	the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 1, 2009, filed on September 3, 2009;

•	the Registrant’s Current Reports on Form 8-K filed on March 27, 2009, June 17, 2009 and July 2, 2009; and

•	the description of the Common Stock contained in the Company’s Registration Statement on Form 8-A, which became effective on July 23, 1960 (File No. 001-04365).
All documents filed by the Company subsequent to the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 5. Interests of Named Experts and Counsel.
The legality of the securities offered hereby has been passed upon by Thomas E. Campbell, Senior Vice President-Law, General Counsel and Secretary of the Registrant, who, as of September 11, 2009, beneficially owned 36,611 shares of Common Stock.
Item 6. Indemnification of Directors and Officers.
The Registrant is incorporated under the laws of the State of Georgia.

Section 14-2-851 of the Georgia Business Corporation Code (the “GBCC”) empowers the Registrant to indemnify a director (including a former director and including a director who is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) against liability incurred: (i) in a civil proceeding (a) if, in the case of conduct in such director’s capacity as a director, the conduct was in good faith and reasonably believed by such director to be in the best interests of the corporation, and (b) if, in all other cases, the conduct was in good faith and was at least not opposed to the best interests of the corporation; and (ii) in a criminal proceeding, if the director had no reasonable cause to believe such conduct was unlawful. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct under Section 14-2-851, or in connection with any proceeding with respect to conduct for which such director was adjudged liable on the basis that personal benefit was improperly received by such director, whether or not involving action in such director’s capacity as a director.
In addition, Section 14-2-856 of the GBCC permits the Registrant’s articles of incorporation, the Registrant’s bylaws, a contract or a resolution approved or ratified by the Registrant’s shareholders to authorize the Registrant to indemnify a director against claims to which the director was a party, including claims by the Registrant or in its right (e.g., shareholder derivative action). However, the Registrant may not indemnify the director for liability to the Registrant or if the director is subjected to injunctive relief in the Registrant’s favor for (i) any misappropriation of a business opportunity belonging to the Registrant, (ii) intentional misconduct or knowing violation of the law, (iii) unlawful distributions or (iv) receipt of an improper benefit.
Section 14-2-852 of the GBCC provides for mandatory indemnification against reasonable expenses incurred by a director who is wholly successful, on the merits or otherwise, in defending an action to which the director was a party due to his or her status as the Registrant’s director. Section 14-2-854 allows a court, upon application by a director, to order indemnification and/or advancement of expenses if it determines that the director is entitled to indemnification under the GBCC or it determines that indemnification is fair and reasonable even if, among other things, the director has failed to meet the statutory standard of conduct provided under Section 14-2-851.
However, the court may not order indemnification in excess of reasonable expenses for liability to the Registrant or for receipt of an improper benefit.
Section 14-2-857 of the GBCC permits the Registrant to indemnify an officer (including a former officer and including an officer who is or was serving at the Registrant’s request as a director, officer, partner, trustee, employee or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan or other entity) to the same extent as a director. The Registrant may indemnify an officer who is not a director to a further extent by means of the Registrant’s articles of incorporation, bylaws, board resolutions, or by contract. However, the Registrant may not indemnify an officer for liability arising from conduct involving misappropriation of a business opportunity of the Registrant, intentional misconduct or knowing violation of the law, unlawful distributions, or receipt of an improper benefit. An officer who is not a director is also entitled to mandatory indemnification and may apply for court-ordered indemnification. Section 14-2-858 of the GBCC permits the Registrant to purchase and maintain insurance on behalf of the Registrant’s directors and officers against liability incurred by them in their capacities or arising out of their status as the Registrant’s directors and officers, regardless of whether the Registrant would have the power to indemnify or advance expenses to the director or officer for the same liability under the GBCC.
The Bylaws of the Registrant provide, in effect, that, to the fullest extent and under the circumstances permitted by the GBCC, the Registrant will indemnify any and all of its officers and directors. In addition, the Registrant carries director and officer liability insurance on behalf of its officer and directors.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement:

Exhibit	Description

4.1	Restated Articles of Incorporation of the Registrant. Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended August 29, 2003.

4.2	Bylaws of the Registrant, as amended. Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 17, 2009.

4.3	Oxford Industries, Inc. Amended and Restated Long-Term Stock Incentive Plan, effective as of March

Exhibit	Description

26, 2009. Incorporated by reference to Appendix A to the Registrant’s Proxy Statement for its Annual Meeting of Shareholders held June 15, 2009, filed on May 11, 2009.

5.1	Opinion of Thomas E. Campbell.

23.1	Consent of Thomas E. Campbell (included as part of Exhibit 5.1 hereto).

23.2	Consent of Independent Registered Public Accounting Firm.

24.1	Power of Attorney (included on the Signature Page).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Atlanta, State of Georgia, on September 14, 2009.

Oxford Industries, Inc.
By:	/s/ J. Hicks Lanier
J. Hicks Lanier
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Thomas E. Campbell, Mary Margaret Heaton and Suraj A. Palakshappa, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for such person and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities set forth opposite their names and on the 14th day of September 2009.

Signature	Title

/s/ J. Hicks Lanier J. Hicks Lanier	Chairman and Chief Executive Officer (Principal Executive Officer)

/s/ K. Scott Grassmyer K. Scott Grassmyer	Senior Vice President, Chief Financial Officer and Controller (Principal Financial and Accounting Officer)

/s/ Cecil D. Conlee Cecil D. Conlee	Director

/s/ George C. Guynn George C. Guynn	Director

/s/ John R. Holder John R. Holder	Director

/s/ J. Reese Lanier J. Reese Lanier	Director

Dennis M. Love	Director

/s/ Clarence H. Smith Clarence H. Smith	Director

/s/ Helen B. Weeks Helen B. Weeks	Director

/s/ E. Jenner Wood III E. Jenner Wood III	Director